UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

SYNAPTOGENIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee previously paid with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SYNAPTOGENIX, INC.

1185 Avenue of the Americas, 3rd Floor, New York, New York 10036

January 9, 2023

To Our Stockholders:

You are cordially invited to attend a special meeting of stockholders of Synaptogenix, Inc. to be held at 11:00 a.m. Eastern Time on Thursday, February 16, 2023. We have decided to hold this special meeting virtually via live webcast on the internet due to the public health impact of COVID-19 and because hosting a virtual special meeting enables greater stockholder attendance and participation from any location around the world, improves meeting efficiency and our ability to communicate effectively with our stockholders, and reduces the cost and environmental impact of the special meeting. You will be able to attend the special meeting, vote and submit your questions during the special meeting by visiting www.virtualshareholdermeeting.com/SNPX2023SM. You will not be able to attend the special meeting in person.

Details regarding the meeting, the business to be conducted at the meeting, and information about Synaptogenix, Inc. that you should consider when you vote your shares are described in the accompanying proxy statement.

At the special meeting, we will ask stockholders to authorize, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of our common stock underlying shares of convertible preferred stock and warrants issued by us pursuant to the terms of that certain Securities Purchase Agreement, dated November 17, 2022, by and among Synaptogenix, Inc. and the investors named therein, in an amount equal to or in excess of 20% of our common stock outstanding before the issuance of such convertible preferred stock and warrants (including upon the operation of anti-dilution provisions contained in such convertible preferred stock and warrants). Our board of directors recommends the approval of this proposal. Such other business will be transacted as may properly come before the special meeting.

We hope you will be able to attend the special meeting. Whether or not you plan to attend the special meeting, we hope you will vote promptly. Information about voting methods is set forth in the accompanying proxy statement.

Thank you for your continued support of Synaptogenix, Inc. We look forward to seeing you at the special meeting.

Sincerely,

/s/ Alan J. Tuchman, M.D.
Alan J. Tuchman, M.D.
Chief Executive Officer

SYNAPTOGENIX, INC.

1185 Avenue of the Americas, 3rd Floor, New York, New York 10036

January 9, 2023

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TIME: 11:00 a.m. Eastern Time

DATE: February 16, 2023

ACCESS:

The special meeting will be held virtually via live webcast on the Internet. You will be able to attend the special meeting, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/SNPX2023SM and entering the 16-digit control number included in the Notice of Internet Availability or proxy card that you receive. For further information about the virtual special meeting, please see the Questions and Answers about the Meeting beginning on page 1.

PURPOSES:

1.	To authorize, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of our common stock underlying shares of convertible preferred stock and warrants issued by us pursuant to the terms of that certain Securities Purchase Agreement, dated November 17, 2022, by and among Synaptogenix, Inc. and the investors named therein, in an amount equal to or in excess of 20% of our common stock outstanding before the issuance of such convertible preferred stock and warrants (including upon the operation of anti-dilution provisions contained in such convertible preferred stock and warrants); and

2.	To transact such other business that is properly presented at the special meeting and any adjournments or postponements thereof.

WHO MAY VOTE:

You may vote if you were the record owner of Synaptogenix, Inc. common stock at the close of business on December 20, 2022. A list of stockholders of record will be available at the special meeting and, during the 10 days prior to the special meeting, at our principal executive offices located at 1185 Avenue of the Americas, 3rd Floor, New York, New York 10036.

All stockholders are cordially invited to attend the special meeting. Whether you plan to attend the special meeting or not, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the special meeting. If you participate in and vote your shares at the special meeting, your proxy will not be used.

BY ORDER OF OUR BOARD OF DIRECTORS

/s/ Robert Weinstein
Robert Weinstein
Secretary

TABLE OF CONTENTS

PRELIMINARY COPIES FILED PURSUANT TO RULE 14a-6(a)

SYNAPTOGENIX, INC.

1185 Avenue of the Americas, 3rd Floor, New York, New York 10036

PROXY STATEMENT FOR THE SYNAPTOGENIX, INC.

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 16, 2023

This proxy statement, along with the accompanying notice of special meeting of stockholders, contains information about the special meeting of stockholders of Synaptogenix, Inc., including any adjournments or postponements of the special meeting. We are holding the special meeting at 11:00 a.m., Eastern Time, on Thursday, February 16, 2023. As a result of the public health and travel guidance and concerns due to COVID-19, this special meeting will be a virtual meeting via live webcast on the Internet. You will be able to attend our special meeting, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/SNPX2023SM. You will not be able to attend the special meeting in person.

In this proxy statement, we refer to Synaptogenix, Inc. as “Synaptogenix,” “the Company,” “we” and “us.”

This proxy statement relates to the solicitation of proxies by our board of directors for use at the special meeting.

On or about January 9, 2023, we began sending this proxy statement, the attached Notice of Special Meeting of Stockholders and the enclosed proxy card to all stockholders entitled to vote at the special meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON FEBRUARY 16, 2023

This proxy statement, the Notice of Special Meeting of Stockholders and our form of proxy card are available for viewing, printing and downloading at www.virtualshareholdermeeting.com/SNPX2023SM. To view these materials please have your 16-digit control number(s) available that appears on your proxy card. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

Our board of directors (the “Board”) is soliciting your proxy to vote at the special meeting of stockholders to be held virtually, on Thursday, February 16, 2023 at 11:00 a.m. Eastern Time and any adjournments or postponements of the meeting, which we refer to as the special meeting. This proxy statement, along with the accompanying Notice of Special Meeting of Stockholders, summarizes the purposes of the meeting and the information you need to know to vote at the special meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice of Special Meeting of Stockholders and the proxy card because you owned shares of our common stock on the record date. We intend to commence distribution of the proxy materials to stockholders on or about January 9, 2023.

Why are you seeking approval for the issuance of shares of common stock in connection with the financing transaction?

On November 17, 2022, we entered into a securities purchase agreement pursuant to which we agreed to sell up to (i) an aggregate of 15,000 shares of our newly-designated Series B convertible preferred stock (the “Preferred Shares”) with a stated value of $1,000 per share, initially convertible into up to 1,935,485 shares of our common stock at a conversion price (the “Conversion Price”) of $7.75 per share (the “Preferred Shares”), and (ii) warrants (the “Warrants”) to acquire up to an aggregate of 1,935,485 shares of common stock (the “Offering”). The Conversion Price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment in the event of any issuances of common stock, or securities convertible, exercisable or exchangeable for common stock, at a price below the then-applicable Conversion Price (subject to certain exceptions). We are required to redeem the Preferred Shares in 15 equal monthly installments, commencing on April 1, 2023. The amortization payments due upon such redemption are payable, at our election, in cash, or subject to certain limitations, in shares of common stock valued at the lower of (i) the Conversion Price then in effect and (ii) the greater of (A) a 15% discount to the average of the three lowest closing prices of our common stock during the thirty trading day period immediately prior to the date the amortization payment is due or (B) $1.55 (the “Floor Price”); provided that if the amount set forth in clause B is the lowest effective price, the Company will be required to pay the amortization payment in cash.

Nasdaq Listing Rule 5635(d) generally requires us to obtain stockholder approval prior to issuing more than 20% of our outstanding shares of common stock under the Financing Transaction. For more information, see “Proposal 1: Issuance Proposal” contained elsewhere in this proxy statement.

Why Are You Holding a Virtual Special Meeting?

Due to the continuing public health impact of COVID-19 and to support the health and well-being of our stockholders, this special meeting will be held in a virtual meeting format only. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the special meeting so they can ask questions of our Board or management, as time permits.

How Do I Access the Virtual Special Meeting?

The live webcast of the special meeting will begin promptly at 11:00 a.m. Eastern Time. Online access to the audio webcast will open 15 minutes prior to the start of the special meeting to allow time for you to log-in and test your device’s audio system. The virtual special meeting is running the most updated version of the applicable software and plugins. You should ensure you have a strong Internet connection wherever you intend to participate in the special meeting. You should also allow plenty of time to log in and ensure that you can hear streaming audio prior to the start of the special meeting.

Log-in Instructions. To be admitted to the virtual special meeting, you will need to log-in at www.virtualshareholdermeeting.com/SNPX2023SM using the 16-digit control number found on the proxy card or voting instruction card previously mailed or made available to stockholders entitled to vote at the special meeting.

Will I Be Able to Ask Questions and Have These Questions Answered During the Virtual Special Meeting?

Stockholders may submit questions for the special meeting after logging in. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/SNPX2023SM, typing your question into the “Ask a Question” field, and clicking “Submit.” Please submit any questions before the start time of the meeting.

Appropriate questions related to the business of the special meeting (the proposals being voted on) will be answered during the special meeting, subject to time constraints.

What Happens if There Are Technical Difficulties during the Special Meeting?

Beginning 15 minutes prior to, and during, the special meeting, we will have technicians ready to assist you with any technical difficulties you may have accessing the virtual special meeting, voting at the special meeting or submitting questions at the special meeting. If you encounter any difficulties accessing the virtual special meeting during the check-in or meeting time, please call 844-986-0822 (US) or 303-562-9302 (international).

Who May Vote?

Only stockholders of record at the close of business on December 20, 2022 will be entitled to vote at the special meeting. On this record date, there were 7,267,032 shares of our common stock outstanding and entitled to vote. Our common stock is our only class of voting stock.

If on December 20, 2022 your shares of our common stock were registered directly in your name with our transfer agent, Pacific Stock Transfer Company, then you are a stockholder of record.

If on December 20, 2022 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares at the special meeting unless you request and obtain a valid proxy from your broker or other agent.

You do not need to attend the special meeting to vote your shares. Shares represented by valid proxies, received in time for the special meeting and not revoked prior to the special meeting, will be voted at the special meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the special meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via the Internet or telephone. You may specify whether your shares should be voted FOR or WITHHELD for each nominee for director, and whether your shares should be voted for, against or abstain. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with our Board’s recommendations as noted below. Voting by proxy will not affect your right to attend the special meeting.

If your shares are registered directly in your name through our stock transfer agent, Pacific Stock Transfer Company, or you have stock certificates registered in your name, you may vote:

☐	By Internet or by telephone. Follow the instructions included in the proxy card to vote over the Internet or by telephone.

☐	By mail. If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with our Board’s recommendations as noted below.

☐	At the time of the virtual special meeting. If you attend the virtual special meeting, you may vote your shares online at the time of the meeting.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on February 15, 2023.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the special meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the special meeting in order to vote.

How Does Our Board Recommend that I Vote on the Proposal?

Our Board recommends that you vote “FOR” the approval, for purposes of complying with Nasdaq Listing Rule 5635(d), of the issuance of shares of our common stock underlying the Preferred Shares and Warrants issued by us pursuant to the terms of that certain securities purchase agreement, dated November 17, 2022, by and among Synaptogenix, Inc. and the investors named therein (the “Purchase Agreement”), in an amount equal to or in excess of 20% of our common stock outstanding before the issuance of such Preferred Shares and Warrants (including upon the operation of anti-dilution provisions contained in such convertible preferred stock and warrants) (collectively, the “Issuance Proposal”).

If any other matter is presented at the special meeting, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with the proxy holder’s best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the special meeting, other than those discussed in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the special meeting. You may change or revoke your proxy in any one of the following ways:

☐	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

☐	by re-voting by Internet or by telephone as instructed above;

☐	by notifying Synaptogenix’s Secretary in writing before the special meeting that you have revoked your proxy; or

☐	by attending the virtual special meeting and voting your shares online at the meeting. Attending the special meeting virtually will not in and of itself revoke a previously submitted proxy. You must specifically request at the special meeting that it be revoked.

Your most current vote, whether by telephone, Internet or proxy card is the one that will be counted.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares does not have the authority to vote your unvoted shares without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the special meeting and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

The affirmative vote of the holders of a majority of the total votes cast in person or by proxy at the special meeting is required to approve the Issuance Proposal. Abstentions will be treated as votes against this proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. Since no agenda items qualify for discretionary broker voting, there will not be any broker non-votes counted.

Where Can I Find the Voting Results of the Special Meeting?

The preliminary voting results will be announced at the special meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the special meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

We have engaged Alliance Advisors, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $40,000 in total.

What Constitutes a Quorum for the Special Meeting?

The presence, in person or by proxy, of the holders of one third of the voting power of all outstanding shares of our common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. Votes of stockholders of record who are present at the special meeting in person or by proxy and abstentions are counted for purposes of determining whether a quorum exists.

Who should I contact if I have any questions about how to vote?

If you have any questions about how to vote your shares, you may contact our proxy solicitor at:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor Bloomfield, NJ 07003

Telephone: (844) 717-2319

Attending the Special Meeting

The special meeting will be held in a virtual meeting format only. To attend the virtual special meeting, go to www.virtualshareholdermeeting.com/SNPX2023SM shortly before the meeting time, and follow the instructions for downloading the Webcast. If you miss the special meeting, you can view a replay of the Webcast at www.virtualshareholdermeeting.com/SNPX2023SM until one year from the date of the meeting. You need not attend the special meeting in order to vote.

Householding of Disclosure Documents

Some brokers or other nominee record holders may be sending you, a single set of our proxy materials if multiple Synaptogenix stockholders live in your household. This practice, which has been approved by the SEC, is called “householding.” Once you receive notice from your broker or other nominee record holder that it will be “householding” our proxy materials, the practice will continue until you are otherwise notified or until you notify them that you no longer want to participate in the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

We will promptly deliver a separate copy of our proxy materials to you if you write or call our corporate secretary at: 1185 Avenue of the Americas, 3rd Floor, New York, New York 10036. If you want to receive your own set of our proxy materials in the future or, if you share an address with another stockholder and together both of you would like to receive only a single set of proxy materials, you should contact your broker or other nominee record holder directly or you may contact us at the above address and phone number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view or receive copies of future proxy materials over the Internet instead of receiving paper copies in the mail.

You can choose this option and save us the cost of producing and mailing these documents by:

☐	following the instructions provided on your proxy card; or

☐	following the instructions provided when you vote over the Internet.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 20, 2022 for (a) the executive officers named in the Summary Compensation Table on page 18 of our proxy statement related to our annual meeting of stockholders that was filed the with the SEC on August 25, 2022, (b) each of our directors, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of December 20, 2022 pursuant to the exercise of options or warrants or the vesting of restricted stock units to be outstanding for the purpose of computing the percentage ownership of such individual or group, but those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 7,267,032 shares of common stock outstanding on December 20, 2022.

Name and Address of Beneficial Owner(1)	Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned(2)
More than 5% stockholders:
Intracoastal Capital LLC(3)	608,946	8.38%
George W. Haywood(4)	485,000	6.67%

Directors and Named Executive Officers:
Daniel L. Alkon(5)	104,297	1.42%
Bruce T. Bernstein(6)	75,078	1.02%
Jonathan Schechter(7)	71,075	*
Joshua N. Silverman(8)	108,488	1.47%
William S. Singer(9)	80,750	1.10%
Alan J. Tuchman(10)	86,150	1.17%
Robert Weinstein(11)	81,888	1.11%
All current directors and executive officers as a group (7 persons)	607,726	7.95%

*Represents beneficial ownership of less than 1% of the outstanding shares.

(1)	Unless otherwise indicated, the business address for each stockholder listed is c/o Synaptogenix, Inc., 1185 Avenue of the Americas, 3rd Floor, New York, NY 10036.

(2)	Applicable percentage ownership is based on 7,267,032 shares of our common stock outstanding, together with securities exercisable or convertible into shares of our common stock within 60 days of December 20, 2022 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The shares issuable pursuant to the exercise or conversion of such securities are deemed outstanding for the purpose of computing the percentage of ownership of the security holder, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

(3)	Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The shares reflected as beneficially owned by Intracoastal consist of shares of common stock underlying 608,946 warrants. This information is based solely on information provided by Intracoastal on December 15, 2022.

(4)	Includes 250,000 shares underlying warrants, exercisable within 60 days of December 20, 2022. This information is based solely on a Schedule 13G/A filed by George W. Haywood with the SEC on February 10, 2022.

(5)	Consists of 35,547 shares of common stock and options to purchase 68,750 shares of common stock that are exercisable within 60 days of December 20, 2022.

(6)	Consists of 27,578 shares of common stock and options to purchase 47,500 shares of common stock that are exercisable within 60 days of December 20, 2022.

(7)	Consists of 27,250 shares of common stock and options to purchase 43,825 shares of common stock that are exercisable within 60 days of December 20, 2022.

(8)	Consists of 38,238 shares of common stock and options to purchase 70,250 shares of common stock that are exercisable within 60 days of December 20, 2022.

(9)	Consists of 33,000 shares of common stock and options to purchase 47,750 shares of common stock that are exercisable within 60 days of December 20, 2022.

(10)	Consists of 33,000 shares of common stock and options to purchase 53,150 shares of common stock that are exercisable within 60 days of December 20, 2022.

(11)	Consists of 33,198 shares of common stock, warrants to purchase 65 shares of common stock that are exercisable within 60 days of December 20, 2022 and options to purchase 48,625 shares of common stock that are exercisable within 60 days of December 20, 2022.

ISSUANCE PROPOSAL

(Notice Item 1)

Background and Description of Proposal

Financing Transaction

On November 17, 2022, we entered into the Purchase Agreement with certain accredited investors (the “Investors”), pursuant to which we agreed to sell (i) an aggregate of 15,000 Preferred Shares, initially convertible into up to 1,935,485 Conversion Shares at the Conversion Price, and (ii) Warrants to acquire up to an aggregate of 1,935,485 Warrant Shares. The Conversion Price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment in the event of any issuances of common stock, or securities convertible, exercisable or exchangeable for common stock, at a price below the then-applicable Conversion Price (subject to certain exceptions). We are required to redeem the preferred shares in 15 equal monthly installments, commencing on April 1, 2023. The amortization payments due upon such redemption are payable, at our election, in cash, or subject to certain limitations, in shares of common stock valued at the lower of (i) the Conversion Price then in effect and (ii) the greater of (A) a 15% discount to the average of the three lowest closing prices of our common stock during the thirty trading day period immediately prior to the date the amortization payment is due or (B) $1.55; provided that if the amount set forth in clause B is the lowest effective price, the Company will be required to pay the amortization payment in cash.

In connection with the Offering, we agreed to seek approval of our stockholders for the issuance of Conversion Shares upon conversion of the Preferred Shares and Warrant Shares upon exercise of the Warrants.

Reasons for the Common Stock Financing

As of September 30, 2022, our cash and cash equivalents were approximately $26.3 million. In November 2022, our Board determined that it was necessary to raise additional funds for general corporate purposes.

We believe that the Offering, which yielded gross proceeds of $15 million, was necessary in light of the Company’s cash and funding requirements at the time. We also believe that the anti-dilution protections contained in the Preferred Shares and Warrants were reasonable in light of market conditions and the size and type of the Offering, and that we would not have been able to complete the sale of the Preferred Shares and Warrants unless such anti-dilution provisions were offered. In addition, at the time of the Offering, our Board considered numerous other alternatives to the transaction, none of which proved to be feasible or, in the opinion of our Board, would have resulted in aggregate terms equivalent to, or more favorable than, the terms obtained in the Offering.

Securities Purchase Agreement

The Preferred Shares and Warrants were issued on November 21, 2022 (the “Closing”) pursuant to the terms of the Purchase Agreement. The Purchase Agreement provided for the sale of the Preferred Shares and the Warrants at the Closing for gross proceeds of approximately $15 million.

The Purchase Agreement obligates us to indemnify the Investors and various related parties for certain losses including those resulting from (i) any misrepresentation or breach of any representation or warranty made by us, (ii) any breach of any obligation of ours, and (iii) certain claims by third parties.

The Purchase Agreement contains representations and warranties of us and the Investors, which are typical for transactions of this type. In addition, the Purchase Agreement contains customary covenants on our part that are typical for transactions of this type, as well as the following additional covenants: (i) until all Warrants are exercised, we agreed not to enter into any variable rate transactions; (ii) we agreed to offer to the Investors, until the later of no Preferred Shares being outstanding and the maturity date of the Preferred Shares, the opportunity to participate in any subsequent securities offerings by us; and (iii) we agreed to use our best efforts to hold a stockholder meeting, at which we would solicit our stockholders’ affirmative vote for approval of our issuance of the maximum Conversion Shares upon conversion of the Preferred Shares and the maximum Warrant Shares upon exercise of the Warrants, each in accordance with the applicable law and rules and regulations of Nasdaq, no later than March 1, 2023. This Issuance Proposal is intended to fulfill this final covenant.

Preferred Shares

The terms of the Preferred Shares are as set forth in a Certificate of Designations (the “Certificate of Designations”), which was filed with and became effective with the Secretary of State for the State of Delaware on November 21, 2022. The Certificate of Designations was filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 22, 2022, and is incorporated herein by reference.

The Preferred Shares are convertible into Conversion Shares at the election of the holder at any time at an initial conversion price of $7.75 (the “Conversion Price”). The Conversion Price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment in the event of any issuances of our common stock, or securities convertible, exercisable or exchangeable for our common stock, at a price below the then-applicable Conversion Price (subject to certain exceptions). We will be required to redeem the Preferred Shares in 15 equal monthly installments, commencing on April 1, 2023. The amortization payments due upon such redemption are payable, at our election, in cash, or subject to certain limitations, in shares of common stock valued at the lower of (i) the Conversion Price then in effect and (ii) the greater of (A) a 15% discount to the average of the three lowest closing prices of our common stock during the thirty trading day period immediately prior to the date the amortization payment is due or (B) the Floor Price; provided that if the amount set forth in clause B is the lowest effective price, we will be required to pay the amortization payment in cash. We may require holders to convert their Preferred Shares into Conversion Shares if the closing price of our common stock exceeds $11.625 per share for 20 consecutive trading days and the daily trading volume of our common stock exceeds 100,000 shares per day during the same period and certain equity conditions described in the Certificate of Designations are satisfied.

 The holders of the Preferred Shares are entitled to dividends of 7% per annum, compounded monthly, which is payable in cash or shares of common stock at our option, in accordance with the terms of the Certificate of Designations. Upon the occurrence and during the continuance of a Triggering Event (as defined in the Certificate of Designations), the Preferred Shares will accrue dividends at the rate of 15% per annum. Upon conversion or redemption, the holders of the Preferred Shares are also entitled to receive a dividend make-whole payment. The holders of Preferred Shares have no voting rights on account of the Preferred Shares, other than with respect to certain matters affecting the rights of the Preferred Shares.

 Notwithstanding the foregoing, our ability to settle conversions and make dividend make-whole payments using shares of common stock is subject to certain limitations set forth in the Certificate of Designations, including a limit on the number of shares that may be issued until the time, if any, that our stockholders have approved the issuance of more than 19.9% of our outstanding shares of common stock in accordance with Nasdaq listing standards (the “Nasdaq Stockholder Approval”). We agreed to seek stockholder approval of these matters at a meeting to be held no later than March 1, 2023. The special meeting is being held and this Issuance Proposal is being submitted to our stockholders in order to achieve Nasdaq Stockholder Approval. Further, the Certificate of Designations contains a certain beneficial ownership limitation after giving effect to the issuance of shares of common stock issuable upon conversion of, or as part of any dividend make-whole payment under, the Certificate of Designations or Warrants.

 The Certificate of Designations includes certain Triggering Events (as defined in the Certificate of Designations), including, among other things, (i) the failure to file and maintain an effective registration statement covering the sale of the holder’s securities registrable pursuant to a registration rights agreement entered into between the Company and the Investors and (ii) the failure to pay any amounts due to the holders of the Preferred Shares when due. In connection with a Triggering Event, each holder of Preferred Shares will be able to require us to redeem in cash any or all of the holder’s Preferred Shares at a premium set forth in the Certificate of Designations.

We are subject to certain affirmative and negative covenants regarding the incurrence of indebtedness, acquisition and investment transactions, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends (other than dividends pursuant to the Certificate of Designations), distributions or redemptions, and the transfer of assets, among other matters.

Warrants

The Warrants are exercisable for Warrant Shares immediately at an exercise price of $7.75 per share (the “Exercise Price”) and expire five years from the date of issuance. The Exercise Price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment, on a “full ratchet” basis, in the event of any issuances of common stock, or securities convertible, exercisable or exchangeable for common stock, at a price below the then-applicable Exercise Price (subject to certain exceptions). The Warrants may be exercised for cash, provided that, if there is no effective registration statement available registering the exercise of the Warrants, the Warrants may be exercised on a cashless basis.

Effect of Issuance of Securities

The potential issuance of 1,935,485 Conversion Shares and 1,935,485 Warrant Shares, plus any additional shares of common stock issued pursuant to anti-dilution provisions contained in the Certificate of Designations and Warrants or at the Floor Price, would result in an increase in the number of shares of common stock outstanding, and our stockholders will incur dilution of their percentage ownership to the extent that the investors convert their Preferred Shares or exercise their Warrants, or additional shares of common stock are issued pursuant to the anti-dilution terms of the Preferred Shares or the Warrants. Because of potential adjustments to the number of shares of common stock issuable upon conversion of the Preferred Shares and exercise of the Warrants to be issued in connection with the Offering, the exact magnitude of the dilutive effect of the Preferred Shares and Warrants cannot be conclusively determined. However, the dilutive effect may be material to our current stockholders.

Proposal to Approve Financing Transaction

Nasdaq Listing Rule 5635(d) requires us to obtain stockholder approval prior to the issuance of securities in connection with a transaction other than a public offering involving (i) the sale, issuance or potential issuance by us of our common stock (or securities convertible into or exercisable for our common stock) at a price less than the greater of book or market value which equals 20% or more of common stock or 20% or more of the voting power outstanding before the issuance; or (ii) the sale, issuance or potential issuance by us of our common stock (or securities convertible into or exercisable for our common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. In the case of the Offering, the 20% threshold is determined based on the shares of our common stock outstanding immediately preceding the Offering, which we signed on November 17, 2022.

Prior to closing the Offering, we had 6,855,139 shares of common stock outstanding. Therefore, the potential issuance of 3,870,970 shares of our common stock (1,935,485 Conversion Shares and 1,935,485 Warrant Shares) would have constituted approximately 56% of the shares of common stock outstanding prior to giving effect to the financing. We are seeking stockholder approval under Nasdaq Rule 5635(d) for the sale, issuance or potential issuance by us of our common stock (or securities convertible into or exercisable for our common stock) in excess of 20% of the shares of common stock outstanding on the original date of entry into the Purchase Agreement, including without limitation, as a result of the anti-dilution feature of the Preferred Shares and Warrants, since such provisions may reduce the per share conversion price or exercise price, as the case may be, and result in the issuance of shares at less than the greater of market price or book value per share.

Effectively, stockholder approval of this Issuance Proposal is one of the conditions for us to receive up to an additional approximately $15 million upon the exercise of the Warrants, if exercised for cash. Loss of these potential funds could jeopardize our ability to execute our business plan.

We generally have no control over whether the Preferred Shareholders convert their Preferred Shares (other than pursuant to the mandatory exercise feature of the Preferred Shares) or whether the Warrant holders exercise their Warrants. For these reasons, we are unable to accurately forecast or predict with any certainty the total amount of shares that may be issued under the Preferred Shares or Warrants. Under certain circumstances, however, it is possible, that we may have to issue more than 20% of our outstanding shares of common stock to the Preferred Share and Warrant holders under the terms of the Offering. Therefore, we are seeking stockholder approval under this proposal to issue more than 20% of our outstanding shares of common stock, if necessary, to the Preferred Share and Warrant holders under the terms of the Offering.

Any transaction requiring approval by our stockholders under Nasdaq Listing Rule 5635(d) would likely result in a significant increase in the number of shares of our common stock outstanding, and, as a result, our current stockholders will own a smaller percentage of our outstanding shares of common stock.

Future issuances of securities in connection with the Offering, if any, may cause a significant reduction in the percentage interests of our current stockholders in the voting power, any liquidation value, our book and market value, and in any future earnings. Further, the issuance or resale of common stock issued to the Preferred Share and Warrant holders could cause the market price of our common stock to decline. In addition to the foregoing, the increase in the number of issued shares of common stock in connection with the Offering may have an incidental anti-takeover effect in that additional shares could be used to dilute the stock ownership of parties seeking to obtain control of us. The increased number of issued shares could discourage the possibility of, or render more difficult, certain mergers, tender offers, proxy contests or other change of control or ownership transactions.

Under the Nasdaq Listing Rules, we are not permitted (without risk of delisting) to undertake a transaction that could result in a change in control of us without seeking and obtaining separate stockholder approval. We are not required to obtain stockholder approval for the Offering under Nasdaq Listing Rule 5635(b) because the Preferred Shares and Warrant holders have agreed that, for so long as they hold any shares of our common stock, neither they nor any of their affiliates will acquire shares of our common stock which result in them and their affiliates, collectively, beneficially owning or controlling more than 5.99% (which percentage can be increased to 9.99%) of the total outstanding shares of our common stock.

Consequences of Not Approving this Proposal

After extensive efforts to raise capital on more favorable terms, we believed that the Offering was the only viable financing alternative available to us at the time. If our stockholders do not approve this proposal, we will not be able to issue more than 20% of our outstanding shares of common stock to the Preferred Share and Warrant holders in connection with the Offering. As a result, we may be unable to make some of the dividend payments due to the holders of the Preferred Shares in shares of our common stock or issue sufficient shares upon conversion of the Preferred Shares or exercise of the Warrants which will, in lieu of those shares, require that we pay substantial cash amounts to the Preferred Share and Warrant holders. We do not anticipate having sufficient funds to make any substantial cash payments to the Preferred Shareholders.

The Purchase Agreement and the form of Warrants were filed with the SEC in connection with our Current Report on Form 8-K filed on November 18, 2022. The Certificate of Designations was filed with the SEC in connection with our Current Report on Form 8-K filed on November 22, 2022.

Vote Required and Board’s Recommendation

Nasdaq Listing Rule 5635(d) generally requires us to obtain stockholder approval prior to issuing more than 20% of our outstanding shares of common stock under the Offering. The approval of this Issuance Proposal requires the affirmative vote of the holders of a majority of the total votes cast in person or by proxy at the special meeting. Abstentions will be treated as votes against this proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

THE BOARD RECOMMENDS A VOTE TO APPROVE THE ISSUANCE OF SHARES OF OUR COMMON STOCK UNDERLYING THE PREFERRED SHARES AND WARRANTS, IN AN AMOUNT EQUAL TO OR IN EXCESS OF 20% OF OUR COMMON STOCK OUTSTANDING BEFORE THE ISSUANCE OF SUCH PREFERRED SHARES AND WARRANTS, IN SATISFACTION OF THE NASDAQ LISTING RULE 5635(d), INCLUDING THE APPROVAL OF THE ANTI-DILUTION PROTECTIONS CONTAINED IN SUCH PREFERRED SHARES AND WARRANTS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF THE PROPOSAL UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

OTHER MATTERS

Our Board knows of no other business that will be presented to the special meeting. If any other business is properly brought before the special meeting, proxies will be voted in accordance with the judgment of the persons named therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2023 annual meeting of stockholders, we must receive stockholder proposals (other than for director nominations) no later than April 28, 2023. To be considered for presentation at the 2023 annual meeting, although not included in the proxy statement, proposals (including director nominations that are not requested to be included in our proxy statement) must be received no later than July 11, 2023. Proposals that are not received in a timely manner will not be voted on at the 2023 annual meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Secretary, Synaptogenix, Inc., 1185 Avenue of the Americas, 3rd Floor, New York, New York 10036.

1185 Avenue of the Americas, 3rd Floor

New York, New York 10036

January 9, 2023

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date SCAN TO VIEW MATERIALS & VOTE 0000586334_1 R1.0.0.3 For Against Abstain 0 0 0 SYNAPTOGENIX, INC. 1185 AVENUE OF THE AMERICAS, 3RD FLOOR NEW YORK, NY 10036 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on February 15, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SNPX2023SM You may attend the meeting via the Internet and vote during the meeting . Have the information that is printed in the box marked by the arrow available and follow the instructions . VOTE BY PHONE - 1 - 800 - 690 - 6903 Use any touch - tone telephone to transmit your voting instructions . Vote by 11 : 59 p . m . Eastern Time on February 15 , 2023 . Have your proxy card in hand when you call and then follow the instructions . VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage - paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 . The Board of Directors recommends you vote FOR proposal 1: 1. Proposal to authorize, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of our common stock underlying shares of convertible preferred stock and warrants issued by us pursuant to the terms of that certain Securities Purchase Agreement, dated November 17, 2022, by and among Synaptogenix, Inc. and the investors named therein, in an amount equal to or in excess of 20% of our common stock outstanding before the issuance of such convertible preferred stock and warrants (including upon the operation of anti - dilution provisions contained in such convertible preferred stock and warrants). NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000586334_2 R1.0.0.3 Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com SYNAPTOGENIX, INC. Special Meeting of Stockholders February 16, 2023 11:00 AM ET This proxy is solicited by the Board of Directors The undersigned, revoking any previous proxies relating to these shares, hereby appoints Mr . Alan J . Tuchman and Mr . Robert Weinstein, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all the shares of the common stock of Synaptogenix, Inc . , registered in the name provided in this proxy which the undersigned is entitled to vote at the Special Meeting of Stockholders, to be held via live audio webcast at www . virtualshareholdermeeting . com/SNPX 2023 SM, and at any adjournments of the meeting, with all the powers the undersigned would have if personally present at the meeting . Without limiting the general authorization given by this proxy, the proxies are, and each of them is, instructed to vote or act as follows on the proposal set forth in this proxy . In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments of the meeting . This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder . If no direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations . Continued and to be signed on reverse side